Exhibit 99.2

NUVERRA ANNOUNCES DEPARTURE OF ITS CHIEF EXECUTIVE OFFICER MARK D. JOHNSRUD

SCOTTSDALE, AZ, March 5, 2018 (PR Newswire) – Nuverra Environmental Solutions, Inc. (NYSE American: NES) (“Nuverra” or the “Company) announced today that its Chairman and Chief Executive Officer, Mark. D. Johnsrud, is leaving the Company, effective March 2, 2018. Charles K. Thompson, a current member of the Company’s Board of Directors (the “Board”), has been named Chairman of the Board and Interim Chief Executive Officer and will continue to serve on the Board.

Mr. Thompson has served on the Board since August 7, 2017. He is currently a Managing Partner of PinHigh Capital Partners, a Houston-based family office affiliated investment partnership with a focus on smaller private oil service and exploration and production (“E&P”) investments. Mr. Thompson spent two years at Nomura Securities building the oil and gas investment banking business. From 2004 to 2014 he was an original partner of Legacy Partners Group, a boutique mergers and acquisitions firm based in New York that was sold to FBR Capital Markets (“FBR”) in the fall of 2007. Mr. Thompson remained at FBR to run the energy investment banking practice where the focus was small cap oil service and E&P mergers and acquisitions and capital raising. From 1995 to 2003, he worked at CSFB in the energy investment banking group. Mr. Thompson began his career as a commercial banker at Manufacturers Hanover Trust Company. He holds a B.A. in geology from Williams College and attended Columbia Business School.

In connection with the appointment of Mr. Thompson as Interim Chief Executive Officer, the Board also appointed current Board member, Michael Y. McGovern, to replace Mr. Thompson on, and to serve as Chairman of, the Compensation and Nominating Committee. Mr. Thompson will not serve on the Compensation and Nominating Committee or the Audit Committee while he serves as Interim Chief Executive Officer.

The Board has commenced the search for a permanent successor to Mr. Johnsrud as Chief Executive Officer.

About Nuverra

Nuverra Environmental Solutions, Inc. is among the largest companies in the United States dedicated to providing comprehensive, full-cycle environmental solutions to customers in the energy market. Nuverra focuses on the delivery, collection, treatment, and disposal of restricted solids, water, wastewater, waste fluids, and hydrocarbons. The Company provides its suite of environmentally compliant and sustainable solutions to customers who demand stricter environmental compliance and accountability from their service providers. Find additional information about Nuverra in documents filed with the U.S. Securities and Exchange Commission (“SEC”) at http://www.sec.gov.

Source: Nuverra Environmental Solutions, Inc.

602-903-7802

ir@nuverra.com